State of Indiana

Office of the Secretary of State

CERTIFICATE OF AMENDMENT

OF

PATRICK INDUSTRIES, INC.

I, TODD ROKITA, Secretary of State of Indiana, hereby certify that Articles of Amendment of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

NOW, THEREFORE, with this document I certify that said transaction will become effective Monday, June 2, 2008.

[SEAL]	In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, June 2, 2008. /s/ Todd Rokita TODD ROKITA, SECRETARY OF STATE

[SEAL]	ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION State Form 38333 (R10 /1-03) Approved by State Board of Accounts, 1995	TODD ROKITA SECRETARY OF STATE CORPORATIONS DIVISION 302 W. Washington St., Rm. E018 Indianapolis, IN 46204 Telephone: (317) 232-6576

INSTRUCTIONS	Use 8 1/2” x 11” white paper for attachments Present original and one copy to address in upper right hand corner of this form. Please TYPE or PRINT Please visit our office on the web at www.sos.in.gov	Indiana Code 23-1-38-1 et seq. Filing Fee: $30.00

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION
Name of Corporation Patrick Industries, Inc.	Date of Incorporation January 3, 1961

The undersigned officers of the above referenced Corporation (hereinafter referred to as the “Corporation”) exiting pursuant to the provisions of (indicate appropriate act)

Indiana Business Corporation Law              ☐ Indiana Professional Corporation Act of 1983

as amended (hereinafter referred to as the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

ARTICLE I Amendment(s)
The exact text of Article(s) IX of the Articles of Incorporation is now as follows: Please see Exhibit A attached hereto.
ARTICLE II
Date of each amendment’s adoption: May 22, 2008

(Continued on the reverse side)

ARTICLE III Manner of Adoption and Vote

Mark applicable section: NOTE – Only in limited situations does Indiana law permit an Amendment without shareholder approval. Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

☐ SECTION 1 This amendment was adopted by the Board of Directors or Incorporators and shareholder action was not required.

SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by: (Shareholder approval may be by either A or B.)

A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

7,144,118	Shares entitled to vote.

6,773,082	Number of shares represented at the meeting.

6,716,890	Shares votes in favor.

31,573	Shares voted against.

B. Unanimous written consent executed on __________ and signed by all shareholders entitled to vote.

ARTICLE IV Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 30th day of May, 2008.

Signature of current officer or chairman of the board /s/ Andy L. Nemeth	Printed name of officer or chairman of the board Andy L. Nemeth

Signature title Executive Vice President, Secretary, Treasurer and Chief Financial Officer

Exhibit A

At the

2008 Annual Meeting of Shareholders,

Shareholders voted to delete the following:

Article IX

of the Articles of Incorporation

of

Patrick Industries, Inc.

Article IX - Directors

Section 1.              The property, business and affairs of the Corporation shall be managed and controlled by the Board of Directors. The number of directors of the Corporation shall not be less than nine, the exact number of directors to be specified in the By-Laws from time to time, and such number shall be nine until otherwise determined by majority vote of the whole Board. The term “whole Board” means the total number of directors which the Corporation would have if there were no vacancies. Directors need not be stockholders of the Corporation.

Section 2.              The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1986 directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by statute, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Section 3.              Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Shareholder nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 20 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. Each notice shall set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of the Corporation which are beneficially owned by each such nominee. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 4.              Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, the power to remove directors of the Corporation is expressly reserved to the Board of Directors, by the affirmative vote of a majority of the whole Board.